EXHIBIT 10.1
CONSULTING AGREEMENT
     This Consulting Agreement (“Agreement”), effective August 8, 2005, is made by and between BlueLinx Corporation (“Company”) and Cerberus Capital Management, L.P. (“Cerberus”).
     WHEREAS, Company is engaged in the business of building products distribution (“Company’s Business Field”);
     WHEREAS, Cerberus has under retainer consultants that specialize in operations management and support, and who provide Cerberus with consulting advice concerning portfolio companies in which funds and accounts for which Cerberus has investment discretion have invested;
     WHEREAS, the Company, with the approval of its Audit Committee, desires to retain the services of certain of these consultants;
     WHEREAS, Cerberus is willing and desires to make available certain of its consultants’ services to the Company under the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereby agree as follows:
     1. Availability and Services of Consultants. Company, with the approval of its Audit Committee, hereby requests and Cerberus hereby agrees to make available to the Company the consultants listed on Exhibit A hereto and such other consultants as may be requested by Company during the term of this Agreement, at rates not to exceed those listed on Exhibit A (hereinafter referenced as “Consultants”). Each Consultant shall be responsible for his work product and agrees to use his best efforts to perform all consulting work on behalf of Company in a timely, competent, diligent, professional manner to the best of Consultants’ ability and will carry out such duties in a manner consistent with his fiduciary duties to Company notwithstanding any other obligation Consultant may have to Cerberus. Cerberus and the Consultants agree that the Consultants’ fiduciary duties shall run solely to the Company with respect to any work performed on the Company’s behalf.
     2. Compensation. The remuneration to be paid by Company to Cerberus for the performance of the Consultants shall be identical to the rates paid by Cerberus to the Consultants. Cerberus shall invoice the Company on a monthly basis (or for any ratable portion of a month actually worked). The monthly rates for each of the Consultants are set forth in Exhibit A. Company shall pay only that portion of Consultant’s monthly rate as the Consultant actually works on Company matters at Company’s request and direction.
     3. Expenses. Consultants will be entitled to reimbursement for reasonable travel expenses incurred by the Consultants at the request of Company and for other incidental, reasonable and verifiable out-of-pocket expenses incurred by Consultants in and necessary for the performance of Consultants’ services hereunder including Consultants’ attendance at meetings on Company’s behalf, consistent with Company’s travel policies and upon the submission by Consultant of appropriate receipts or other documentation of such expenses as required thereby. Notwithstanding the foregoing, reimbursement of out-of- pocket expenses shall not exceed dollar thresholds established from time to time by the Audit Committee.
     4. Confidentiality. Cerberus and Consultants recognize and acknowledge that as part of Consultants engagement hereunder, Consultants will be afforded access to the Company’s confidential information and that said confidentiality must be maintained for the protection of Company’s business and proprietary rights. Accordingly, Cerberus and each Consultant agrees that it will keep in strict confidence, will exercise reasonable efforts to assure safekeeping, and will not, at any time during the Term of this Agreement or thereafter, except as pre-approved in writing by an authorized officer of the Company, directly or indirectly, disclose, furnish, disseminate, distribute, make available, use, copy, duplicate, transfer or remove any: (i) confidential information of Company and its subsidiaries, parent(s) or other non-Cerberus affiliate(s) or (ii) confidential information of their customers, vendors, licensors, licensees or suppliers or other information that has not been the subject of public disclosure or which Company is obligated to keep confidential. Disclosure of Confidential Information as required by law or court order to any state, local or federal government or agency thereof shall not be deemed a breach of the Agreement, provided that Consultant uses reasonable efforts to minimize the disclosure and reasonably cooperates with Company in obtaining a protective order for the Confidential Information.
     5. Return of Property. Within ten (10) days after termination of this Agreement, Cerberus and Consultants shall deliver to the Company all Documentation (as defined in Paragraph 7 below), confidential information, records and reports under Paragraph 4 and property, information, data or other materials of the Company either developed by or supplied to Consultants under this Agreement, including the originals and all copies thereof in whatever and all forms stored, except those materials made generally available to the public by Company without contractual obligation and this Agreement.
     6. Term and Termination. This Agreement shall become effective as of the date first written above and shall continue until the earlier of December 31, 2005 or written notice from the Company or the Audit Committee that the services provided by the Consultants are no longer required. The Audit Committee shall also have the right to terminate one or more of the Consultants during the Term of the Agreement. Cerberus may terminate the Agreement upon thirty (30) days written notice.
     7. No License. This Agreement shall not be construed to grant and does not grant to Cerberus or Consultants any right or license with respect to any invention, patent, trade secret, know-how, trademark, copyright, confidential information, or confidential information of Company (apart from the right to make necessary use of the same in rendering Consultants’ services hereunder).
     8. Independent Contractor. The Consultants’ relationship to Company during the Term of this Agreement shall be that of an independent consultant and contractor, and not as an employee or agent. Neither Cerberus nor Consultants shall make any commitments, or bind or purport to bind or represent Company or any of its affiliates in any manner either as its agent or in any other capacity. Cerberus and the Consultants shall be responsible for the payment of any and all taxes or contributions or other sums payable for Workers or Unemployment Compensation or benefits, as well as all other federal, state or local taxes payable by reason of Cerberus’ receipt of compensation in return for Consultants’ consulting services hereunder and for the preparation and filing of all related tax returns.
     9. Assignment of Agreement. This Agreement is personal to the Consultants, and neither this Agreement nor any of Consultants’ obligations hereunder to perform consulting services may be assigned or delegated by Cerberus or Consultants to anyone else without the written permission of the Audit Committee.
     10. No Waiver. The failure of either party to object to or take action with regard to any breach or noncompliance with any provision of this Agreement shall not be construed as a waiver or modification of that or any other provision, or a waiver of any remedy for the breach or noncompliance.
     11. Severability. If any provision of this Agreement should be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination should become final, such provision or portion thereof shall be deemed to be severed or limited to the extent required to render the remaining provisions and portions of this Agreement enforceable, and the Agreement shall be enforced to give effect to the intention of the parties insofar as possible.
     12. Applicable Law. This Agreement is made under and shall be construed and interpreted in accordance with and governed by the internal laws of the State of Georgia applicable to contracts made and to be wholly performed within the State of Georgia.
     13. Entire Agreement. This Agreement including its Exhibits contains the entire understanding of the parties with respect to its subject matter, and supercedes and replaces any prior agreements, understandings or promises relating to the subject matter hereof. This Agreement may be supplemented or amended only upon mutual agreement of the parties in writing.
     14. Headings. The Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in anyway the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed and delivered this Agreement intending it to be effective as of the date and year first above written.

BLUELINX CORPORATION		CERBERUS CAPITAL
MANAGEMENT, L.P.

By:	/s/ Charles H. McElrea	By:	/s/ Mark Neporent

Name:	Charles H. McElrea	Name:	Mark Neporent

Title:	Chief Executive Officer	Title:	Managing Director

Date:	August 8, 2005	Date:	August 8, 2005

ACKNOWLEDGED AND AGREED TO BY:

By:		By:

	Duane Goodwin		Marc Bourhis

By:		By:

	Peter Kirchof		Matthew Prevost

By:

Varun Bedi

EXHIBIT A
COMPENSATION SCHEDULE

Name	Focus Area	Monthly Rate*

Duane Goodwin	Specialty Procurement	$25,000
Peter Kirchof	Sales and Pricing	$20,000
Varun Bedi	Strategy	$17,000
Marc Bourhis	Treasury	$25,000
Matthew Prevost	Procurement	$20,000
*Company will be billed based on the percentage of each consultant’s time spent working on Company related matters. For example, if a consultant with a monthly rate of $20,000 spends 60% of their time, in a given month, working on Company matters, Cerberus will bill the Company $12,000 that month for such service.

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